Exhibit 99.1

August 27, 2012

VIA EMAIL

To the Board and Management of Feihe International, Inc.:

This letter is to confirm my resignation from the board of directors. I am willing to remain on the board of directors for a short transition period, but for business and personal reasons I would like my service to end relatively quickly.

As I have indicated, I have enjoyed serving on the board and related committees over the past few years, and the decision to resign was not based on any disagreements with the Company in any respect.

Thank you for the opportunity to be of service.

Best regards,

/s/ James Lewis

James Lewis